Exhibit 23.1

CONSENT OF SILVIA MACA

I hereby consent to the use of my name and the making of statements with respect to me under the heading “Official Statements” in the Prospectus included in this Registration Statement and under the heading “Sources of Information” in amendment no. 2 to the Annual Report on Form 18-K for the year ended December 31, 2014 of Oesterreichische Kontrollbank Aktiengesellschaft and the Republic of Austria, incorporated by reference in the Prospectus included in this Registration Statement.

Date: September 8, 2015

/S/ MAG. SILVIA MACA
Name:	Mag. Silvia Maca
Title:	Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance